Exhibit 11

	2002						2003

	Three Months Ended			Six Months Ended			Three Months Ended			Six Months Ended
	June 30,			June 30,			June 30,			June 30,

	Net		Per Share	Net		Per Share	Net		Per Share	Net		Per Share
	Loss	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount

	(In thousands, except per share data)						(In thousands, except per share data)
Basic EPS
Net loss available to common shareholders	$(11,244)	20,731	$(0.54)	$(16,305)	20,728	$(0.79)	$(3,975)	20,969	$(0.19)	$(6,137)	20,964	$(0.29)

Effect of Dilutive Securities Stock option plans		—			—			—			—

Dilutive EPS
Net loss available to common shareholders and assumed conversions	$(11,244)	20,731	$(0.54)	$(16,305)	20,728	$(0.79)	$(3,975)	20,969	$(0.19)	$(6,137)	20,964	$(0.29)

NOTE:	Options to purchase 5.0 million and 5.1 million shares of Class A Common Stock were outstanding during the six months ended June 30, 2002 and 2003, respectively, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

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